Exhibit 99.1

LifeCare Holdings, Inc.

News Release
For Immediate Release
August 14, 2012

Media Contact: Rosemary Plorin	Investor Contact: Stuart Walker
rosemary@lovell.com	stuart.walker@lifecare-hospitals.com
615-297-7766	469-241-2104

LifeCare Holdings, Inc. Announces Second Quarter Results

Company Elects to Exercise Grace Period for Pending Interest Payment

Plano, TEXAS – LifeCare Holdings, Inc. (the “Company”) today announced its operating results for the second quarter ended June 30, 2012.

Three Months Ended June 30, 2012

Net Revenues

Our net patient service revenue of $121.0 million for the three months ended June 30, 2012, increased by $25.0 million, or 26.0%, from the comparable period in 2011. Patient days increased by 21,282, or 35.6%, while admissions increased by 911, or 44.9%, for the three months ended June 30, 2012, as compared to the same period in 2011. On a same store basis, which excludes the hospitals acquired from HealthSouth and the new transitional care unit, patient days increased by 1,601, or 2.7%, and admissions increased by 124, or 6.1%, for the three months ended June 30, 2012, as compared to the same period in 2011.

The increase of $25.0 million in net patient service revenue was attributable to an increase of $26.1 million from the recently acquired hospitals and the new transitional care unit and a decrease of $1.1 million on a same store basis. The net decrease on a same store basis was comprised of a favorable variance of $2.6 million attributable to an increase in patient days and a net increase of $0.3 million attributable to a decrease in adjustments related to changes in estimates and settlements on cost reports filed with the Medicare program, offset by an unfavorable variance of $4.0 million as the result of the decrease in net patient service revenue on a per patient day basis.

Our net patient service revenue per patient day during the three months ended June 30, 2012 and 2011, was $1,491 and $1,604, respectively. However, exclusive of the cost report reimbursement adjustments and results of the new hospitals and the new transitional care unit, net patient service revenue per patient day for the three months ended June 30, 2012 and 2011, was $1,543 and $1,609, respectively. The decrease in our net patient service revenue per patient day was primarily attributable to an increase in the volume of Medicare patients as a percentage of our total patient volume. On a per patient day basis, average reimbursement for Medicare patients is generally lower than reimbursement for non-Medicare patients.

Expenses

Total expenses increased by $25.7 million to $126.4 million for the three months ended June 30, 2012, as compared to the same period in 2011. A portion of this increase was attributable to the addition of the recently acquired hospitals and new transitional care unit. On a same store basis, total expenses increased $1.4 million for the three months ended June 30, 2012, as compared to the same period in 2011.

The same store increase of $1.4 million in expenses was primarily attributable to an increase of $3.6 million in net interest expense, offset by a $1.0 million decrease in provision for doubtful accounts. The $3.6 million increase in net interest expense was the result of the interest on the additional borrowing related to the purchase of the new hospitals. The principal amount outstanding under our term loan facility at June 31, 2012 and 2011, was $320.5 million and $260.8 million, respectively. The $1.0 million decrease in the provision for doubtful accounts was due principally to the decrease in our days of net patient service revenue outstanding as a result of improved collections on current and previously reserved accounts.

Net Earnings

We reported a net loss of $5.3 million for the three months ended June 30, 2012 as compared to a net loss of $4.6 million during the three months ended June 30, 2011.

Credit Agreement EBITDA

For the quarter ended June 30, 2012, adjusted EBITDA as defined in our senior credit facility, which we refer to as Credit Agreement EBITDA, was $14.9 million. Credit Agreement EBITDA reflects the elimination of start-up costs and certain other non-recurring/operational expenditures as defined in our credit agreement. As of June 30, 2012, we were in compliance with all covenants contained in our senior secured credit facility.

Six Months Ended June 30, 2012

Net Revenues

Our net patient service revenue of $247.4 million for the six months ended June 30, 2012, increased by $56.5 million, or 29.6%, from the comparable period in 2011. Patient days increased by 43,808, or 36.5%, while admissions increased by 1,873, or 45.3%, for the six months ended June 30, 2012, as compared to the same period in 2011. On a same store basis, which excludes the hospitals acquired from HealthSouth and the new transitional care unit, patient days increased by 3,380, or 2.8%, and admissions increased by 280, or 6.8%, for the six months ended June 30, 2012, as compared to the same period in 2011.

The increase of $56.5 million in net patient service revenue was attributable to an increase of $54.6 million from the recently acquired hospitals and the new transitional care unit and an increase of $1.9 million on a same store basis. The net increase on a same store basis was comprised of a favorable variance of $5.4 million attributable to an increase in patient days and a net increase of $1.0 million attributable to a decrease in adjustments related to changes in estimates and settlements on cost reports filed with the Medicare program, offset by an unfavorable variance of $4.5 million as the result of the decrease in net patient service revenue on a per patient day basis. During the six months ended June 30, 2012 and 2011, we recorded reductions in net patient service revenue of $0.1 million and $1.1 million, respectively, related to changes in estimates and settlements on cost reports filed with the Medicare program.

Our net patient service revenue per patient day during the six months ended June 30, 2012 and 2011, was $1,511 and $1,592, respectively. However, exclusive of the cost report reimbursement adjustments and results of the new hospitals and the new transitional care unit, net patient service revenue per patient day for the six months ended June 30, 2012 and 2011, was $1,565 and $1,602, respectively. The decrease in our net patient service revenue per patient day was primarily attributable to an increase in the volume of Medicare patients as a percentage of our total patient volume. On a per patient day basis, average reimbursement for Medicare patients is generally lower than reimbursement for non-Medicare patients.

Expenses

Total expenses increased by $57.4 million to $256.6 million for the six months ended June 30, 2012, as compared to the same period in 2011. A portion of this increase was attributable to the addition of the recently acquired hospitals and new transitional care unit. On a same store basis, total expenses increased $7.4 million for the six months ended June 30, 2012, as compared to the same period in 2011.

The same store increase of $7.4 million in expenses was primarily attributable to an increase of $9.7 million in net interest expense, offset by a $2.8 million loss related to the write-off of deferred financing cost as a result of the refinancing of the senior secured credit facility during 2011. The $9.7 million increase in net interest expense was the result of the higher margin rate associated with the new senior secured credit agreement and interest on the additional borrowing related to the purchase of the new hospitals. The principal amount outstanding under our term loan facility at June 31, 2012 and 2011, was $320.5 million and $260.8 million, respectively, and had an average interest rate of 13.77% and 11.99% for the six months ended June 30, 2012 and 2011, respectively.

Net Earnings

We reported a net loss of $9.9 million for the six months ended June 30, 2012, as compared to a net loss of $8.2 million during the six months ended June 30, 2011.

Credit Agreement EBITDA

For the six months ended June 30, 2012, adjusted EBITDA as defined in our senior credit facility, which we refer to as Credit Agreement EBITDA, was $31.3 million. Credit Agreement EBITDA reflects the elimination of start-up costs and certain other non-recurring/operational expenditures as defined in our credit agreement. As of June 30, 2012, we were in compliance with all covenants contained in our senior secured credit facility.

Liquidity and Capital Resources

As of June 30, 2012, we had $456.4 million of debt outstanding (not including outstanding letters of credit) consisting of our senior secured term loan credit facility in an outstanding principal amount of $320.5 million, which matures on February 1, 2016, our senior subordinated notes in an outstanding principal amount of $119.3 million, which mature on August 11, 2013, and our note payable to Vibra Specialty Hospital of Dallas LLC (“Vibra”) in an outstanding principal amount of $3.1 million, which matures on June 1, 2013. Additionally we have a $30.0 million senior secured revolving credit facility, which matures on February 1, 2015. As of June 30, 2012, $19.9 million of the revolving credit facility was utilized by outstanding loans of $13.5 million and issued and outstanding letters of credit of $6.4 million. As of the date hereof, we have $16.0 million of outstanding loans under the revolving credit facility and $9.0 million of issued and outstanding letters of credit. The scheduled maturity dates of the senior secured term loan and revolving credit facility will accelerate to May 15, 2013, if the senior subordinated notes are not refinanced, purchased or defeased in full by May 15, 2013.

Given our current capital structure and operating cash flows, it is unlikely that we will be able to refinance, purchase or defease the senior subordinated notes by May 15, 2013. As a result, our senior secured credit facility and revolving credit facility are reflected as current liabilities as of June 30, 2012. Additionally, an event of default will occur under the indenture governing the senior subordinated notes in the event the senior secured term loan credit facility maturity is accelerated. Accordingly, we have also classified the senior subordinated notes as a current liability as of June 30, 2012. In light of these circumstances, on May 8, 2012, we engaged Rothschild, Inc. as a financial advisor to assist us in evaluating strategic alternatives for our capital structure as it relates to the pending maturity of our senior subordinated notes and the potential accelerated maturity of our senior secured term loan.

As a result of these ongoing activities and pending finalization of a strategy to deal with our debt structure, we have determined that it will be in the Company’s best interest not to pay the next interest payment due on August 15, 2012 under our senior subordinated notes in the amount of $5.5 million. The failure to make this payment will not constitute an event of default under the indenture governing the senior subordinated notes until the expiration of the 30-day payment grace period on September 14, 2012. The failure to make the senior subordinated notes interest payment prior to the end of such grace period would result in an event of default under our senior secured credit facility. The occurrence of an event of default under these agreements could permit the holders to accelerate such indebtedness.

As a consequence of our decision to take advantage of the grace period under the senior subordinated notes indenture, we currently do not meet the conditions to drawing under our revolving credit facility should we have any availability thereunder. Nonetheless, we have a cash balance in excess of $25.0 million as of the date hereof. This amount, together with cash from operating activities, is sufficient to meet our obligations arising in the ordinary course of business, absent an acceleration of our indebtedness due to an event of default as discussed herein.

We are required to comply on a quarterly basis with certain financial and other covenants under our senior secured credit facility, including a minimum consolidated cash interest expense coverage ratio test and a maximum senior secured leverage ratio test. We were required to meet a leverage ratio of 5.75x (or less) at June 30, 2012, which reduces to 5.50x at March 31, 2013. Our leverage ratio at June 30, 2012 was 5.64x. We were required to meet an interest coverage ratio of not less than 1.25x at June 30, 2012 and throughout 2012, which increases to 1.30x on March 31, 2013. Our interest coverage ratio was 1.52x at June 30, 2012. As a result of changes in reimbursement rates, other healthcare regulations, and market factors impacting our business along with increasingly more restrictive covenant requirements, our projection of future earning indicates, we expect we will be unable to meet our debt covenant requirements during the next twelve month period.

In the event we are unable to comply with the covenants under our senior secured credit facility, an event of default will occur. If we are unable to obtain waivers or amendments to cure such event of default, the lenders would be entitled to take various actions, including the acceleration of amounts due under our senior secured credit facility, terminating our access to our revolving credit facility and all actions permitted to be taken by a secured creditor. Acceleration under our senior secured credit facility would create a cross-default under our senior subordinated notes indenture. Any such acceleration could have a material adverse effect on our financial position, results of operations and cash flow.

We have prepared our financial statements for the period ending June 30, 2012 on a going-concern basis. Our ability to continue to operate on this basis will be dependent on successfully addressing our capital structure. We are continuing to work with our financial advisor and lenders under our senior secured credit facility and senior subordinated notes to develop a comprehensive strategy that will allow us to refinance or restructure our existing capital structure prior to the acceleration of any indebtedness. There can be no assurance, however, that any of these efforts will prove successful or be on economically reasonable terms. In the event of a failure to obtain necessary waivers or forbearance agreements or otherwise achieve a restructuring of our financial obligations, we may be forced to seek reorganization under Chapter 11 of the United States Bankruptcy Code. However, we expect that our capital structure matters will be resolved in a manner that will result in our ability to successfully continue as a going concern and that our resulting capital structure will be delevered from its current position.

Forward-Looking Statements

This press release includes forward-looking statements regarding, among other items, operations, proposed regulations and their possible effect on the Company’s results. Such statements are subject to a number of uncertainties and risks that could significantly affect current plans. Furthermore, actual results may differ materially from those experienced or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, risks relating to operating in a regulated environment, implementing our business plan, maintaining relationships with physicians in our markets, availability of sufficient nurses and therapists, competition, retaining key management, ability to service our debt requirements, litigation matters and availability of insurance. Further information about factors that could affect the Company’s financial and other results is included in our Form 10-K as filed on March 30, 2012, which can be viewed on the SEC’s website. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. As a result, you should not place undue reliance on forward-looking statements, which reflect management’s views only as the date hereof. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Credit Agreement EBITDA is used in the calculations of the minimum cumulative consolidated EBITDA requirements that are included in the covenants contained in our existing senior secured credit agreement. Credit Agreement EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition the calculation of Credit Agreement EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Credit Agreement EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. For the trailing-twelve month period ended June 30, 2012, Credit Agreement EBITDA was $55.4 million.

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LifeCare, based in Plano, Texas, currently operates 27 long-term acute care hospitals located in ten states. Long-term acute care hospitals specialize in the treatment of medically complex patients who typically require extended hospitalization. For more information on LifeCare, visit our website at www.lifecare-hospitals.com.

Schedule 1

Condensed Consolidated Statements of Operations

For the Three Months Ended June 30, 2011 and 2012

(In thousands)

(Unaudited)

			%
	2011	2012	Change
Net patient service revenue	$95,992	$120,984	26.0%

Expenses:
Salaries, wages and benefits	45,014	57,655	28.1%
Supplies	9,524	11,556	21.3%
Rent	6,720	10,551	57.0%
Other operating expense	22,184	26,002	17.2%
Provision for doubtful accounts	1,241	648	-47.8%
Depreciation and amortization	2,058	2,419	17.5%
Interest expense, net	13,939	17,558	26.0%

Total expenses	100,680	126,389	25.5%

Operating loss	(4,688)	(5,405)	-15.3%
Equity in income of joint venture	283	428	51.2%

Loss before income taxes	(4,405)	(4,977)	-13.0%
Provision for income taxes	225	334	48.4%

Net loss	$(4,630)	$(5,311)	-14.7%

Reconciliation to Credit Agreement EBITDA:
Operating loss - per above	$(4,688)	$(5,405)
Adjusted for:
Depreciation and amortization	2,058	2,419
Interest expense, net	13,939	17,558
Income attributable to unrestricted subsidiary	(971)	(51)
Dividend from unrestricted subsidiary	242	—
Hospital closure/relocation/start-up losses	112	133
Non-cash charges	3	3
New Orleans operations	8	—
Non-recurring charges for permitted acquisitions	655	103
Other credit agreement add-back items	48	155

Credit Agreement EBITDA	11,406	14,915

Pro forma permitted acquisition EBITDA prior to acquisition date	3,590	—

Pro forma Credit Agreement EBITDA	$14,996	$14,915

Schedule 2

Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2011 and 2012

(In thousands)

(Unaudited)

			%
	2011	2012	Change
Net patient service revenue	$190,911	$247,393	29.6%

Expenses:
Salaries, wages and benefits	89,414	116,199	30.0%
Supplies	18,814	23,861	26.8%
Rent	13,193	21,125	60.1%
Other operating expense	42,941	53,307	24.1%
Provision for doubtful accounts	2,586	2,246	-13.1%
Gain on early extinguishment of debt	2,772	—	NM
Depreciation and amortization	4,174	4,852	16.2%
Interest expense, net	25,275	34,976	38.4%

Total expenses	199,169	256,566	28.8%

Operating loss	(8,258)	(9,173)	-11.1%
Equity in income of joint venture	476	327	-31.3%

Loss before income taxes	(7,782)	(8,846)	-13.7%
Provision for income taxes	450	1,061	135.8%

Net loss	$(8,232)	$(9,907)	-20.3%

Reconciliation to Credit Agreement EBITDA:
Operating loss - per above	$(8,258)	$(9,173)
Adjusted for:
Depreciation and amortization	4,174	4,852
Interest expense, net	25,275	34,976
Gain on early extinguishment of debt	2,772	—
Income attributable to unrestricted subsidiary	(2,239)	(56)
Dividend from unrestricted subsidiary	792	—
Non-cash charges	6	6
Hospital closure/relocation/start-up losses	132	293
New Orleans operations	21	—
Non-recurring charges for permitted acquisitions	738	119
Other credit agreement add-back items	349	285

Credit Agreement EBITDA	23,762	31,302

Pro forma permitted acquisition EBITDA prior to acquisition date	8,060	—

Pro forma Credit Agreement EBITDA	$31,822	$31,302

Schedule 3

Condensed Consolidated Balance Sheets

December 31, 20011 and June 30, 2012

(In thousands)

(Unaudited)

	December 31,	June 30,
	2011	2012
Assets
Current assets:
Cash and cash equivalents	$11,569	$27,072
Accounts receivable, net	91,364	80,797
Other current assets	10,244	10,430

Total current assets	113,177	118,299
Property and equipment, net	73,767	71,169
Goodwill and other identifiable intangibles, net	302,835	302,705
Other assets	22,706	17,864

	$512,485	$510,037

Liabilities and Stockholder’s Equity Deficit
Current liabilities:
Current portion of long-term debt	$5,912	$456,377
Current installments of obligations under capital leases	414	216
Current installment of lease financing obligation	519	540
Payables and accruals	71,526	64,047
Estimated third-party payor settlements	9,287	1,905

Total current liabilities	87,658	523,085
Long-term debt, excluding current portion	431,073	—
Obligations under capital leases, excluding current installments	89	152
Lease financing obligation	19,038	18,763
Accrued insurance	4,102	5,397
Other noncurrent liabilities	16,841	18,863

Total liabilities	558,801	566,260

Stockholder’s deficit	(46,316)	(56,223)

	$512,485	$510,037

Schedule 4

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2011 and 2012

(In thousands)

(Unaudited)

	2011	2012
Cash flows from operating activities:
Net loss	$(8,232)	$(9,907)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,348	10,125
Provision for doubtful accounts	2,586	2,246
Paid in kind interest	3,980	8,817
Gain on early extingusihment of debt	2,772	—
Equity in income of joint venture	(476)	(327)
Deferred income taxes	—	753
Amortization of debt discount	—	265
Changes in operating assets and liabilities:
Accounts receivable	(5,320)	8,321
Income taxes	101	(357)
Other current assets	(624)	(186)
Other assets	85	(103)
Estimated third-party payor settlements	(1,245)	(7,382)
Accounts payable and accrued expenses	2,869	(7,122)
Other liabilities	1,925	2,564

Net cash provided by operating activities	5,769	7,707

Cash flows from investing activities:
Purchases of property and equipment	(1,928)	(2,006)

Net cash used in investing activities	(1,928)	(2,006)

Cash flows from financing activities:
Deferred financing cost	(17,885)	—
Borrowings on revolving credit facility	—	32,000
Payments on revolving credit facility	(35,000)	(18,500)
Proceeds from long-term debt	257,500	—
Payments of long-term debt	(242,256)	(3,190)
Payments on obligations under capital leases	(612)	(253)
Payments on lease financing obligation	(236)	(255)

Net cash provided by (used in) financing activities	(38,489)	9,802

Net increase (decrease) in cash and cash equivalents	(34,648)	15,503
Cash and cash equivalents, beginning of period	54,570	11,569

Cash and cash equivalents, end of period	$19,922	$27,072

Schedule 5

Selected Operating Statistics

	Three months	Three months
	ended June 30,	ended June 30,
	2011	2012
Number of hospitals within hospitals (end of period)	8	8
Number of freestanding hospitals (end of period)	12	19
Number of total hospitals (end of period)	20	27

Licensed long-term acute care beds (end of period)	1,057	1,390
Licensed transitional care unit beds (end of period)	—	40
Total licensed beds (end of period)	1,057	1,430
Average licensed beds (1)	1,057	1,430

Long-term acute care admissions	2,028	2,785
Transitional care unit admissions	—	154
Long-term acute care patient days	59,859	78,902
Transitional care unit patient days	—	2,339

Long-term acute care occupancy rate	62.2%	62.4%
Transitional care unit occupancy rate	—	61.5%

Percent net patient service revenue from Medicare	59.7%	64.7%
Percent net patient service revenue from commercial payors and Medicaid (2)	40.3%	35.3%
Net patient service revenue per patient day	$1,604	$1,491

	Six months	Six months
	ended June 30,	ended June 30,
	2011	2012
Number of hospitals within hospitals (end of period)	8	8
Number of freestanding hospitals (end of period)	12	19
Number of total hospitals (end of period)	20	27

Licensed long-term acute care beds (end of period)	1,057	1,390
Licensed transitional care unit beds (end of period)	—	40
Total licensed beds (end of period)	1,057	1,430
Average licensed beds (1)	1,057	1,430

Long-term acute care admissions	4,136	5,780
Transitional care unit admissions	—	229
Long-term acute care patient days	119,894	158,998
Transitional care unit patient days	—	4,704

Long-term acute care occupancy rate	62.7%	62.9%
Transitional care unit occupancy rate	—	64.6%

Percent net patient service revenue from Medicare	59.8%	64.7%
Percent net patient service revenue from commercial payors and Medicaid (2)	40.2%	35.3%
Net patient service revenue per patient day	$1,592	$1,511

(1)	The licensed beds are only calculated on the beds at locations that were open for operations during the applicable periods.
(2)	The percentage of net patient service revenue from Medicaid is less than three percent for each of the periods presented.